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                                                                   Exhibit 10.42

                                OPTION AGREEMENT

                                      AMONG

                  MISSION BROADCASTING OF WICHITA FALLS, INC.,

                                   DAVID SMITH

                                       and

                   NEXSTAR BROADCASTING OF WICHITA FALLS, L.P.

                                   DATED AS OF

                                  JUNE 1, 1999

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                                TABLE OF CONTENTS

ARTICLE I

     GRANT OF OPTION;
     GENERAL TERMS OF SALE .................................................   1
     1.1  Option Grant; Assets Covered .....................................   1
          (a)      FCC Authorizations ......................................   2
          (b)      Tangible Personal Property ..............................   2
          (c)      Real Property ...........................................   2
          (d)      Agreements for Sale of Time .............................   2
          (e)      Program Contracts .......................................   2
          (f)      Other Contracts .........................................   2
          (g)      Trademarks, etc. ........................................   2
          (h)      Programming Copyrights ..................................   2
          (i)      FCC Records .............................................   3
          (j)      Files and Records .......................................   3
          (k)      Goodwill ................................................   3
          (l)      Prepaid Items ...........................................   3
          (m)      Cash ....................................................   3
          (n)      Receivables and Other Claims ............................   3
     1.2  Excluded Assets ..................................................   3
          (a)      Insurance ...............................................   3
          (b)      Name ....................................................   3
          (c)      Certain Contracts .......................................   3
          (d)      Corporate Books and Records .............................   4
          (e)      Transaction Documents ...................................   4
     1.3  Option Exercise ..................................................   4
     1.4  Liabilities ......................................................   4
          (a)      Permitted Encumbrances ..................................   4
          (b)      Assumption of Liabilities Generally .....................   4

ARTICLE II

     CLOSING ...............................................................   5
     2.1  Exercise Price ...................................................   5
          (a)      Payment .................................................   5
          (b)      Definition of Cash Purchase Price .......................   5
          (c)      Determination of Cash Purchase Price ....................   5
          (d)      Allocation of Cash Purchase Price after Sale ............   5
     2.2  The Closing ......................................................   6
     2.3  Deliveries at Closing ............................................   6
          (a)      Deliveries by Seller ....................................   6

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          (b)      Deliveries by Buyer .....................................   7

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF SELLER ..............................   8
     3.1  Incorporation; Power .............................................   8
     3.2  Corporate Action .................................................   8
     3.3  No Defaults ......................................................   8
     3.4  Brokers ..........................................................   8

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF PARENT ..............................   8
     4.1  Capacity .........................................................   9
     4.2  Action ...........................................................   9
     4.3  No Defaults ......................................................   9
     4.4  Brokers ..........................................................   9

ARTICLE V

     REPRESENTATIONS AND WARRANTIES OF BUYER ...............................   9
     5.1  Incorporation ....................................................   9
     5.2  Action ...........................................................   9
     5.3  No Defaults ......................................................  10
     5.4  Brokers ..........................................................  10

ARTICLE VI

     COVENANTS OF SELLER AND PARENT ........................................  10
     6.1  Covenants of Seller and Parent Generally .........................  10
          (a)      FCC Authorizations and Other Matters ....................  10
          (b)      Restrictions ............................................  10
          (c)      Reports; Access to Facilities, Files, and Records .......  11
          (d)      Notice of Proceedings ...................................  12
          (e)      Notice of Certain Developments ..........................  12
          (f)      Issuance or other Transfer of Stock or Equivalents ......  12
          (g)      No Premature Assumption of Control ......................  12
     6.2  Covenants of Seller and Parent during the Exercise Period ........  12
          (a)      Application for Commission Consent ......................  12
          (b)      Consents ................................................  13
          (c)      Consummation of Sale ....................................  13
          (d)      Hart-Scott-Rodino .......................................  13

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ARTICLE VII

     COVENANTS OF BUYER ....................................................  13
     7.1    Covenants of Buyer Generally ...................................  13
     7.2    Covenants of Buyer during Exercise Period ......................  14

ARTICLE VIII

     CONDITIONS TO SELLER'S OBLIGATIONS
     ON THE CLOSING DATE ...................................................  14
     8.1    Representations, Warranties, Covenants .........................  14
     8.2    Proceedings ....................................................  14
     8.3    FCC Authorization ..............................................  15
     8.4    Hart-Scott-Rodino ..............................................  15
     8.5    Other Instruments ..............................................  15

ARTICLE IX

     REMEDIES ..............................................................  15
     9.1    Bulk Sales Indemnity ...........................................  15
     9.2    Acknowledgment by Buyer ........................................  15

ARTICLE X

     TERMINATION/MISCELLANEOUS .............................................  16
     10.1   Termination of Agreement Prior to the Closing Date .............  16
            (a)      By Parent .............................................  16
            (b)      By Buyer ..............................................  16
     10.2   Remedies .......................................................  17
     10.3   Expenses .......................................................  17
     10.4   Assignments; Exercise in Part ..................................  17
     10.5   Further Assurances .............................................  17
     10.6   Notices ........................................................  18
     10.7   Captions .......................................................  19
     10.8   Law Governing ..................................................  19
     10.9   Waiver of Provisions ...........................................  19
     10.10  Counterparts ...................................................  19
     10.11  Entire Agreement/Amendments ....................................  19
     10.12  Access to Books and Records ....................................  19
     10.13  Public Announcements ...........................................  20
     10.14  Definitional Provisions ........................................  20
            (a)      Terms Defined in Appendix .............................  20

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            (b)      Gender and Number .....................................  21
     10.15  Arbitration ....................................................  21
            (a)      Generally .............................................  21
            (b)      Notice of Arbitration .................................  21
            (c)      Selection of Arbitrator ...............................  21
            (d)      Conduct of Arbitration ................................  21
            (e)      Enforcement ...........................................  22
            (f)      Expenses ..............................................  22

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                                OPTION AGREEMENT

          THIS OPTION AGREEMENT is dated as of June 1, 1999, and is entered into among Mission Broadcasting of Wichita Falls, Inc., a Delaware corporation ("Seller"), David Smith ("Parent"), and Nexstar Broadcasting of Wichita Falls, L.P., a Delaware limited partnership ("Buyer"). Other capitalized terms are defined in the Appendix to this Agreement.

                                    RECITALS

          WHEREAS, Seller owns and operates broadcast television stations KJTL and KJBO-LP, Wichita Falls, Texas, and television translator stations K47DK, Grandview, Oklahoma and K53DS, Lawton, Oklahoma (collectively, the "Station"), and Seller owns 100 % of the outstanding stock of Mission Broadcasting of Wichita Falls License, Inc. ("Mission License"), the licensee of the Station;

          WHEREAS, Parent is the sole stockholder of Seller; and

          WHEREAS, Seller has agreed to grant to Buyer an option to acquire the Station Assets described in more detail below, all on the terms described below and consistent with the rules and regulations of the FCC;

          NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                GRANT OF OPTION;
                              GENERAL TERMS OF SALE

          1.1 Option Grant; Assets Covered. Seller hereby grants to Buyer, and Buyer hereby accepts Seller's grant of, an option (the "Option") to acquire the Station Assets, upon the terms and conditions set forth in this Agreement. Upon and subject to the terms and conditions stated in this Agreement, on the Closing Date, Seller, as its interests may appear, shall convey, transfer, and deliver to Buyer, and Buyer shall acquire from Seller, all of Seller's rights in, to and under the assets and properties of Seller, real and personal, tangible and intangible, of every kind and description which are used or useful in connection with the business and operations of the Station, as a going concern, including, without limitation, rights under contracts and leases, real and personal property, plant and equipment, inventories, intangibles, licenses and goodwill, but excluding all such assets and properties which constitute Excluded Assets. In addition, Seller shall cause Mission License to convey, transfer and deliver to Buyer, and Buyer

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shall acquire from Mission License, all of Mission License's rights in, to and under the FCC Authorizations described below. The rights, assets, property, and business of Seller and Mission License with respect to the Station to be transferred to Buyer pursuant to this Section 1.1 in connection with the exercise of the Option are referred to as the "Station Assets," and the purchase and sale of the Station Assets pursuant to this Agreement in connection with the exercise of the Option is referred to as the "Sale." Subject to Section 1.2, the Station Assets include, without limitation, Seller's and Mission License's rights in, to and under the following, in each case if and to the extent in existence and held by Seller immediately prior to the Closing:

               (a) FCC Authorizations. All licenses, construction permits and authorizations issued by the FCC to Mission License with respect to the Station (the "FCC Authorizations"), and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto.

               (b) Tangible Personal Property. All equipment, vehicles, furniture, fixtures, transmitting towers, antennas, transmitters, satellite earth stations, office materials and supplies, spare parts and other tangible personal property of every kind and description used in connection with the business and operations of the Station.

               (c) Real Property. All real property interests held by Seller and all buildings, structures, towers, and improvements thereon used in the business and operations of the Station, and all other rights under any Contracts relating to real property (the "Realty Contracts"); provided that, in the event of destruction of or damage to any such real property interest, any improvement thereon or any property described in Section 1.1(b) which is not repaired or restored prior to the Closing Date, then at the Closing Seller shall assign to Buyer all of Seller's interest, if any, in the proceeds (the "Proceeds") of any insurance covering such damage or destruction.

               (d) Agreements for Sale of Time. All orders, agreements and other Contracts for the sale of advertising time (including Trades) on the Station (collectively, the "Time Sales Contracts"), to the extent unperformed as of the Closing Date.

               (e) Program Contracts. All program licenses and other Contracts under which Seller is authorized to broadcast film product or programs on the Station (collectively, the "Program Contracts").

               (f) Other Contracts. All affiliation agreements and other Contracts relating to the Station to which Seller is a party with respect to the Station (other than any Contract described in Section 1.1(c), 1.1(d) or 1.1(e) hereof) (collectively, the "Other Assumed Contracts").

               (g) Trademarks, etc. All trademarks, service marks, trade names, jingles, slogans, logotypes, the goodwill associated with the foregoing, and patents, owned and used by Seller in connection with the business and operations of the Station, including, without limitation, all Seller's rights to use the call letters "KJTL" and "KJBO" and any related or other call letters, names and phrases used in connection with the Station.

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               (h) Programming Copyrights. All program and programming materials and elements of whatever form or nature owned by Seller and used solely in connection with the business and operations of the Station, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common law and statutory copyrights owned by or licensed to Seller and used in connection with the business and operations of the Station.

               (i) FCC Records. Subject to Section 10.12, all FCC logs and other compliance records of Seller and Mission License that relate to the operations of the Station.

               (j) Files and Records. Subject to Section 10.12, all files and other records of Seller relating to the business and operations of the Station prior to the Closing Date, including, without limitation, all books, records, accounts, checks, payment records, tax records (including, without limitation, payroll, unemployment, real estate, and other tax records), and other such similar books and records of Seller, for five (5) fiscal years immediately preceding the Closing Date (collectively, the "Seller's Recent Station Records").

               (k) Goodwill. All of Seller's goodwill in, and going concern value of, the Station.

               (l) Prepaid Items. All prepaid expenses relating to the Station.

               (m) Cash. All cash, cash equivalents, and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances, and rights in and to bank accounts, marketable and other securities held by Seller.

               (n) Receivables and Other Claims. All notes and accounts receivable and other receivables of Seller relating to or arising out of the operation of the Station prior to the Closing, all security, insurance, and similar deposits, and all other claims of Seller with respect to transactions or other conduct of the business of the Station prior to the Closing, including, without limitation, claims for tax refunds and claims of Seller under all Contracts with respect to events for the period prior to the Closing.

          1.2 Excluded Assets. There shall be excluded from the Station Assets and, to the extent in existence on the Closing Date, retained by Seller, the following assets (the "Excluded Assets"):

               (a) Insurance. Subject to Section 1.1(c), all contracts of insurance and all insurance plans and the assets thereof, together with all rights and claims thereunder.

               (b) Name. All of Seller's or Mission License's rights to use the name "Mission Broadcasting," any variation thereof, or any related logo, name or phrase.

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               (c) Certain Contracts. All Realty Contracts, Time Sales
     Contracts, Program Contracts and Other Assumed Contracts which expire and are not renewed, or which otherwise terminate, on or prior to the Closing Date.

               (d) Corporate Books and Records. Subject to Section 10.12, all account books of original entry other than duplicate copies of such files and records, if any, that are maintained at any executive office of Seller or the offices of Seller's direct or indirect equity owners, and all materials of Seller which constitute attorney work product or contain information which is protected by attorney-client privilege, wherever located, relating to matters at or prior to the Closing; provided that Seller will provide Buyer access to such work product or privileged information to the extent necessary for Buyer to defend any claim brought against Buyer by a Person which is not, or is not an Affiliate of, a party to this Agreement.

               (e) Transaction Documents. All rights of Seller, or any successor to Seller, pursuant to any Transaction Document.

          1.3 Option Exercise. Each exercise of the Option will be permitted solely in accordance in all respects with the Communications Act and all applicable rules, regulations and policies of the FCC. In order to exercise the Option, Buyer must deliver to Seller (prior to the Option Expiration Date) written notice (an "Exercise Notice") of Buyer's intention to do so. Buyer may withdraw any Exercise Notice prior to the Closing by written notice to that effect to Seller. No such withdrawal (and no withdrawal of any subsequent Exercise Notice) will affect Buyer's right subsequently to exercise the Option by delivering to Seller (prior to the Option Expiration Date) one or more other Exercise Notices, subject in all events to compliance with the Communications Act and all applicable rules, regulations and policies of the FCC. Upon the withdrawal of any Exercise Notice, Buyer shall reimburse Seller for all reasonable out-of-pocket expenses (including reasonable attorneys' fees) incurred by Seller in connection with its compliance with Section 6.2 with respect to such Exercise Notice.

          1.4  Liabilities.

               (a) Permitted Encumbrances. At the Closing, after the application of the Cash Purchase Price as may be required to repay the Existing Station Indebtedness, the Station Assets shall be sold and conveyed to Buyer free and clear of all Liens (including all Liens which secure the repayment of Existing Station Indebtedness), other than (i) Liens for current taxes in respect of the Station and the Station Assets and other amounts which are not then due and payable and which arise by operation of law, (ii) Liens on the Station Assets which are in existence on the date of this Agreement and which do not secure indebtedness or borrowed money, (iii) Liens on the Station's assets arising by operation of law or in the ordinary course of Seller's business after the date of this Agreement and not securing indebtedness for borrowed money, and (iv) Liens on the Station Assets which, in the aggregate, would not be expected to have a material effect on the Station Assets after the Sale.

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               (b) Assumption of Liabilities Generally. The "Assumed
     Liabilities" will be all liabilities and obligations of Seller or Parent relating to the operation of the Station or the ownership or operation of the Station Assets, in each case as of the Closing Date, whether contingent or absolute, known or unknown, accrued or not accrued, or matured or unmatured, including all liabilities and obligations pursuant to any Realty Contract, Time Sales Contract, Program Contract or Other Assumed Contract (collectively, the "Assumed Contracts") in effect on the Closing Date. On the Closing Date, Buyer will assume and agree to pay, satisfy, perform and discharge all Assumed Liabilities. From and after the Closing, Buyer will discharge and reimburse and hold harmless Seller against, and Seller will not be responsible or otherwise liable for, any Assumed Liability. Without limiting the foregoing, except as otherwise provided in this Agreement, the "Assumed Liabilities" will not include, and on the Closing Date Buyer shall not assume or thereafter be liable for, any liability or obligation of Seller relating to any Existing Station Indebtedness (it being understood that all Existing Station Indebtedness will be satisfied prior to, or contemporaneously with, the consummation of the Sale). The revenues, expenses and liabilities of Seller or attributable to the Station and the Station Assets will not be prorated between Buyer and Seller in connection with the Sale.

                                   ARTICLE II

                                     CLOSING

          2.1 Exercise Price.

               (a) Payment. In consideration of the transfer and delivery of the Station Assets to Buyer at the Closing, (i) Buyer will pay to Seller an amount which is equal to the Cash Purchase Price, and (ii) Buyer will assume the Assumed Liabilities. The Cash Purchase Price shall be paid by Buyer to Seller on the Closing Date by wire transfer of immediately available funds to such bank account(s) as Seller may designate on or prior to the Closing Date.

               (b) Definition of Cash Purchase Price. The "Cash Purchase Price" shall be as described on the attached Schedule 2.1.


               (c) Determination of Cash Purchase Price. Each of Buyer and Parent will use reasonable efforts to assist in the determination of the Existing Station Indebtedness. Notwithstanding Section 10.1(a) of this Agreement, Parent may not terminate this Agreement at any time at which an Exercise Notice has been given (and not withdrawn) and the related Existing Station Indebtedness has not been determined, or during the twenty business days after any such determination.

               (d) Allocation of Cash Purchase Price after Sale. Buyer and Seller will allocate the Cash Purchase Price among the Station Assets in accordance with a report

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     of such allocation prepared in good faith by Buyer based upon the valuation report of an independent appraiser retained by Buyer and in accordance with all applicable provisions of the Internal Revenue Code of 1986, as in effect from time to time. Buyer will submit such reports of Buyer and such independent appraiser to Seller prior to the Closing of the Sale. Buyer and Seller agree to file (at such times and in such manner as may be required by applicable Legal Requirements) all relevant returns and reports (including, without limitation, Forms 8594, Asset Acquisition Statements, and all income and other tax returns) on the basis of such allocations.

          2.2 The Closing. Subject to Section 10.1, the closing of the Sale, and the assumption of the Assumed Liabilities (the "Assumption"), and the consummation of all related transactions to be consummated contemporaneously therewith pursuant to this Agreement (the "Closing"), shall be held after the satisfaction or Seller's waiver in writing of each of the conditions set forth in Article VIII and at the time and location and on the date specified by Buyer in writing to Seller delivered not less than fifteen business days prior to such date, or at such other place and/or at such other time and day as Seller and Buyer may agree in writing.

          2.3 Deliveries at Closing. All actions at the Closing shall be deemed to occur simultaneously, and no document or payment to be delivered or made at the Closing shall be deemed to be delivered or made until all such documents and payments are delivered or made to the reasonable satisfaction of Buyer, Seller and their respective counsel.

         (a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer such instruments of conveyance and other customary documentation as shall in form and substance be reasonably satisfactory to Buyer and its counsel in order to effect the Sale, including, without limitation, the following:

         (1) one or more bills of sale or other instruments (including assignments of FCC Authorizations, call letters, service marks, leases and other contracts) conveying the Station Assets;

         (2) any releases of Liens that are necessary in order to transfer the Station Assets in the manner contemplated by Section 1.4(a);

         (3) a certified copy of the resolutions or proceedings of Seller's board of directors and stockholders (or similar Persons) authorizing Seller's consummation of the Sale;

         (4) a certificate as to the existence and/or good standing of Seller issued by the Secretary of State of each state under the laws of which Seller is incorporated, organized, formed or authorized to do business, in each case dated on or after the fifth Business Day prior to the Closing Date, certifying as to the good standing and/or qualification of Seller in such jurisdiction;

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          (5)  a receipt for the Cash Purchase Price;

          (6)  all Consents received by Seller through the Closing Date;

          (7) a certificate of Seller to the effect that, except as set forth in such certificate, each of the representations and warranties of Seller contained in this Agreement is true and accurate in all material respects (except to the extent changes are permitted or contemplated pursuant to this Agreement) as if made on and as of the Closing Date; and

          (8)  such other documents as Buyer may reasonably request.

               (b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the Cash Purchase Price as provided in Section 2.1 and such instruments of assumption and other customary documentation as shall in form and substance be reasonably satisfactory to Seller and its counsel in order to effect the Sale and the Assumption, including, without limitation, the following:

          (1) a certificate of Buyer dated the Closing Date to the effect that the conditions set forth in Article VIII have been fulfilled;

          (2) if Buyer is not a natural person, then a certified copy of the resolutions or proceedings of Buyer authorizing the consummation of the Sale and the Assumption;

          (3) if Buyer is not a natural person, then a certificate issued by the Secretary of State of the state under the laws of which Buyer is incorporated, organized or formed (and in any event, if qualification of Buyer to conduct business in the State of Texas is required in order for Buyer to hold the Station Assets after the Sale, then of the Secretary of the State of Texas), in each case dated on or after the fifth Business Day prior to the Closing Date, certifying as to the organization and/or qualification of Buyer in each such jurisdiction; and

          (4)  such other documents as Seller may reasonably request.

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                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          3.1 Incorporation; Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and in good standing under the laws of the State of Texas. Seller has the corporate power to enter into and consummate the transactions contemplated by this Agreement. Parent is the beneficial and record owner of all of the issued and outstanding capital stock of Seller, and there are not outstanding any Equity Securities of Seller (other than its capital stock of which Parent is the beneficial and record owner).

          3.2 Corporate Action. All actions necessary to be taken by or on the part of Seller in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby to be consummated and presently necessary to make the same effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes a valid and binding agreement, enforceable against Seller in accordance with and subject to its terms.

          3.3 No Defaults. On the Closing Date (after giving effect to all Consents which have been obtained), neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, will constitute, or, with the giving of notice or the passage of time or both, would constitute, a material violation of or would conflict in any material respect with or result in any material breach of or any material default under, any of the terms, conditions, or provisions of any Legal Requirement to which Seller is subject, or of Seller's certificate of incorporation or by-laws or similar organizational documents, or of any material contract, agreement, or instrument to which Seller is a party or by which Seller is bound.

          3.4 Brokers. There is no broker or finder or other Person who would have any valid claim against Seller for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or understanding of or action taken by Seller or any Affiliate of Seller.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent represents and warrants to Buyer as follows:

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          4.1 Capacity. Parent has the legal capacity to enter into and consummate the transactions contemplated by this Agreement.

          4.2 Action. All actions necessary to be taken by or on the part of Parent in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby to be consummated and presently necessary to make the same effective have been duly and validly taken. This Agreement has been duly executed and delivered by Parent, and constitutes a valid and binding agreement that is enforceable against Parent in accordance with and subject to its terms.

          4.3 No Defaults. On the Closing Date (after giving effect to all Consents which have been obtained), neither the execution and delivery by Parent of this Agreement, nor the consummation by Parent of the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, will constitute, or, with the giving of notice or the passage of time or both, would constitute, a material violation of or would conflict in any material respect with or result in any material breach of or any material default under, any of the terms, conditions, or provisions of any Legal Requirement to which Parent is subject, or of any material contract, agreement, or instrument to which Parent is a party or by which Parent is bound.

          4.4 Brokers. There is no broker or finder or other Person who would have any valid claim against Seller or Parent for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or understanding of or action taken by Seller or Parent or any Affiliate of Seller or Parent.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller and Parent as follows:

          5.1 Incorporation. If Buyer is not a natural person, then Buyer is a corporation, partnership, limited liability company or other entity duly organized or constituted, validly existing, and in good standing under the laws of the state under whose laws Buyer is purported to have been organized or constituted, and Buyer has the corporate or other power (or, if Buyer is a natural person, then Buyer has the legal capacity) to enter into and consummate the transactions contemplated by this Agreement.

          5.2 Action. All actions necessary to be taken by or on the part of Buyer in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated hereby to be consummated and presently necessary to make the same effective have been duly and validly taken. This Agreement has been duly and validly authorized (if Buyer is not a natural person), executed and delivered by Buyer and constitutes a valid and binding agreement, enforceable against Buyer in accordance with and subject to its terms.

          5.3 No Defaults. On the Closing Date (after giving effect to all approvals and consents which have been obtained), neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, will constitute, or, with the giving of notice or the passage of time or both, would constitute, a material violation of or would conflict in any material respect with or result in any material breach of or any material default under, any of the terms, conditions, or provisions of any Legal Requirement to which Buyer is subject, or of Buyer's certificate of incorporation or by-laws or similar organizational documents, if any, or of any material contract, agreement, or instrument to which Buyer is a party or by which Buyer is bound.

          5.4 Brokers. There is no broker or finder or other Person who would have any valid claim against Seller for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or understanding of or action taken by Buyer or any Affiliate of Buyer.


                                   ARTICLE VI

                         COVENANTS OF SELLER AND PARENT

          6.1 Covenants of Seller and Parent Generally. Seller and Parent covenant and agree, from the date of this Agreement until the Closing, except as Buyer may otherwise consent, to act or refrain from acting as follows:

          (a) FCC Authorizations and Other Matters. Seller and Parent will promptly cause Mission License to execute any necessary applications for renewal of FCC Authorizations necessary for the operation of the Station as presently conducted and will use reasonable efforts to cooperate with Buyer in any other respect in which Buyer may reasonably request in order to enhance, protect, preserve or maintain the Station Assets and/or the business and operation of the Station.

          (b) Restrictions. Seller will not (to the extent the following restrictions are permitted by the FCC and all other applicable Legal Requirements), and Parent will not cause or permit Seller to:

          (1) other than in the ordinary course of business, sell, lease (as lessor), transfer, or agree to sell, lease (as lessor), or transfer any material Station Assets (other than in the ordinary course of its business) without replacement thereof with functionally equivalent or superior assets;

          (2) enter into any amendment or other modification of any agreement, instrument or other document governing or relating to Existing Station Indebtedness;

          (3) apply to the FCC for any construction permit that would materially restrict the Station's present operations or make any material adverse change in the buildings or leasehold improvements owned by Seller;

          (4) (i) authorize, declare or pay any dividend or return any equity capital to its stockholders, (ii) redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration any of Seller's shares of any class of Seller's capital stock or other Equity Securities outstanding, or (iii) make any other form of cash distribution;

          (5) enter into any arrangement or contract with Parent, Parent's affiliates or any of Parent's parents, spouse, descendants (whether natural, step or adopted) or other family member of Parent; or

          (5) incur, or suffer or permit to exist, any Lien on any Station Asset(s) such that, after any application of the Cash Purchase Price that may be necessary at the time of the Closing to repay Existing Station Indebtedness, the Station Assets could not be conveyed as described in Section 1.4(a).

          (c) Reports; Access to Facilities, Files, and Records. From time to time, at the request of Buyer, Seller and Parent shall give or cause to be given to the officers, employees, accountants, counsel, and representatives of Buyer

               (1) access, upon reasonable prior notice, during normal business hours, to all facilities, property, accounts, books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, records, equipment, machinery, fixtures, furniture, vehicles, accounts payable and receivable, and inventories of Seller related to the Station, and

               (2) all such other information in Seller's or Parent's possession concerning the affairs of the Station as Buyer may reasonably request,

     provided that the foregoing does not disrupt or interfere with the business and operations of Seller or Parent or the Station.

          (d) Notice of Proceedings. Each of Seller and Parent will promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the Sale, or upon receiving any notice from any governmental department, court, agency, or commission of its intention to institute an investigation into or institute a suit or proceeding to restrain or enjoin the consummation of the Sale, or to nullify or render ineffective this Agreement (or the Sale, if consummated).

          (e) Notice of Certain Developments. Each of Seller and Parent shall give prompt written notice to Buyer, promptly after it or becomes aware of the same, (1) if the Station Assets shall have suffered damage on account of fire, explosion, or other cause of any nature which is sufficient to prevent operation of the Station in any material respect for more than ten
     (10) consecutive days, or (2) if the regular broadcast transmission of the Station in the normal and usual manner in which it heretofore has been operating is interrupted in a material manner for a period of more than ten
     (10) consecutive days.

          (f) Issuance or other Transfer of Stock or Equivalents. Seller will not issue any shares of its capital stock or any Equity Security of Seller, and Parent will not sell or otherwise transfer or dispose of any Equity Security of Seller, to any Person, unless (i) such Person is a party to this Agreement or thereupon becomes a party to this Agreement with respect to all Equity Securities of Seller that such Person holds by executing and delivering to Buyer a counterpart of this Agreement by which such Person agrees to be treated as an additional "Parent" hereunder and (ii) each applicable representation or warranty set forth in Article IV is true and correct in all respects with respect to such Person. The execution of any such counterpart of this Agreement by any such Person will be deemed to constitute a representation and warranty of such Person to the effect that all applicable representations and warranties set forth in Article IV are true and correct with respect to such Person in all respects; provided that this Section 6.1(f) shall not apply to any transfer or disposal of Equity Securities of Seller pursuant to any pledge agreement entered into by Seller or Parent to secure any Existing Station Indebtedness (a "Pledge Agreement").

          (g) No Premature Assumption of Control. Nothing contained in this
     Section 6.1 shall give Buyer any right to control the programming, operations, or any other matter relating to the Station prior to the Closing Date, and Seller shall have complete control of the programming, operations, and all other matters relating to the Station up to the time of the Closing.

          6.2 Covenants of Seller and Parent during the Exercise Period. Each of Seller and Parent covenants and agrees that, after its receipt of each and every Exercise Notice and until either the Closing occurs or such Exercise Notice is withdrawn pursuant to Section 1.3:

          (a) Application for Commission Consent. As promptly as practicable, each of Seller and Parent, as applicable, will cause Mission License to complete the seller's or transferor's portion of all necessary applications to the FCC requesting the Required FCC Consents (if any), and upon receipt of Buyer's portion of such applications, will promptly file such applications with the FCC jointly with Buyer. Each of Seller and Parent will cause Mission License to diligently take or cooperate in the taking of all reasonable steps that are necessary, proper, or desirable to expedite the preparation of such applications (including withdrawal and/or re-filing, or any amendment or supplement thereto, which Buyer may request) and their prosecution to a final grant. Each of Seller and Parent will promptly provide Buyer with a copy of any pleading, order, or other document served on Seller and Parent relating to such applications.

          (b) Consents. Seller will use reasonable efforts (without being required to make any payment not specifically required by the terms of any licenses, leases, and other contracts) to assist Buyer to (1) obtain or cause to be obtained prior to the Closing Date all Consents or, in the absence of any Consent, one or more replacement agreements which would be effective on or prior to the Closing and would grant Buyer (after the Closing) substantially the same benefits with respect to the Station as Seller enjoys with respect to the Station immediately prior to the Closing under the replaced Contract(s), and (2) cause each Consent or replacement agreement to become effective as of the Closing Date (whether it is granted or entered into prior to or after the Closing).

          (c) Consummation of Sale. Subject to the provisions of Article VIII and Section 10.1, each of Seller and Parent shall use reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the conditions set forth in Article VIII to be fulfilled and cause the Sale and the Assumption to be consummated.

          (d) Hart-Scott-Rodino. As and when Buyer reasonably requests, each of Seller and Parent shall prepare and file such documents with the Federal Trade Commission and the United States Department of Justice as may be required to comply with the Hart-Scott-Rodino Act in connection with the Sale and the Assumption, and shall promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings, in connection with the Sale and the Assumption. Each of Seller and Parent will take all reasonable actions, and will file and use reasonable efforts to have declared effective or approved all such documents and notifications (when filed) with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the Sale and the Assumption.

                                   ARTICLE VII

                               COVENANTS OF BUYER

          7.1 Covenants of Buyer Generally. Buyer covenants and agrees that Buyer will promptly notify Seller in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the Sale or the Assumption, or upon receiving any notice from any governmental department, court, agency, or commission of its intention to institute an investigation into or institute a suit or proceeding to restrain or enjoin the consummation of the Sale or the Assumption, or to nullify or render ineffective this Agreement or the Sale or the Assumption if consummated.

          7.2 Covenants of Buyer during Exercise Period. Buyer covenants and agrees that, after it gives any Exercise Notice and unless and until such Exercise Notice is withdrawn pursuant to Section 1.3, Buyer will use reasonable efforts (both prior to and after the Closing Date) jointly with Seller to obtain or cause to be obtained prior to the Closing Date all Consents and to execute such assumption instruments as may be required or requested in connection with obtaining any Consent (or, in the alternative, enter into one or more replacement agreements which would be effective on or prior to the Closing and would grant Buyer substantially the same benefits with respect to the Station as Seller enjoys with respect to the Station under the replaced Contract(s) immediately prior to the Closing).

                                  ARTICLE VIII

                       CONDITIONS TO SELLER'S OBLIGATIONS
                               ON THE CLOSING DATE

          The obligation of Seller to consummate the Sale on the Closing Date is, at Seller's option, subject to the fulfillment of the following conditions at or prior to the time of the Closing:

          8.1 Representations, Warranties, Covenants.

              (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and accurate in all material respects (except to the extent changes are permitted or contemplated pursuant to this Agreement) as if made on and as of the Closing Date; and

              (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing (including the delivery of the Cash Purchase Price).

          8.2 Proceedings.

              (a) No action or proceeding shall have been instituted and be pending before any court or governmental body to restrain or prohibit, or to obtain a material amount of damages in respect of, the consummation of the Sale or the Assumption that, in the reasonable opinion of Seller, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or, if the Sale or the Assumption were consummated, an order to nullify or render ineffective this Agreement or the Sale or the Assumption or for the recovery against Seller of a material amount of damages; and

              (b) none of the parties to this Agreement shall have received written notice from any governmental body of (i) such governmental body's intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the Sale or the Assumption, or to commence any investigation (other than a routine letter of inquiry, including, without limitation, a routine Civil Investigative Demand) into the consummation of the Sale or the Assumption, or (ii) the actual commencement of such an investigation, in each case which remains pending or open.

           8.3 FCC Authorization. The FCC Approval Date shall have occurred with respect to all Required FCC Consents and all Required FCC Consents shall be in full force and effect.

           8.4 Hart-Scott-Rodino. Any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

           8.5 Other Instruments. Buyer shall have delivered, or shall stand ready to deliver, to Seller such instruments, documents, and certificates as are contemplated by Section 2.3(b).

                                   ARTICLE IX

                                    REMEDIES

           9.1 Bulk Sales Indemnity. Buyer and Seller have jointly determined that there will be no attempt to comply with the notice provisions of any bulk sales law which may apply to the purchase and sale of the Station Assets pursuant to this Agreement. Buyer will indemnify and hold Seller harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities, including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees and expenses, suffered directly or indirectly by Seller by reason of or arising out of non-compliance with any such bulk sales law.

           9.2 Acknowledgment by Buyer. Buyer has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Station and the Station Assets. In determining to proceed with the transactions contemplated by this Agreement, Buyer has relied, and will rely, on the representations, warranties and covenants of Seller and Parent set forth in this Agreement and the results of such independent investigation and verification. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY OTHER PROVISIONS OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT THE SELLER AND PARENT ARE NOT MAKING ANY REPRESENTATION OR WARRANTY EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. SUBJECT TO SUCH REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER TAKES THE STATION ASSETS "AS IS AND WHERE IS." WITHOUT LIMITING THE IMMEDIATE TWO SENTENCES, SELLER AND PARENT HEREBY EXPRESSLY DISCLAIM AND NEGATE (AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES WITH SUCH DISCLAIMERS AND NEGATION) ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, RELATING TO (1) THE CONDITION OF THE REAL OR TANGIBLE PERSONAL PROPERTIES (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OR MATERIALS); (2) ANY

INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT, INTELLECTUAL PROPERTY OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (3) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY ESTIMATES, PROJECTIONS AND EVALUATIONS, INCLUDING, WITHOUT LIMITATION, THE PROJECTED, FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OR OPERATIONS, ASSETS OR LIABILITIES RELATING TO THE STATION.

                                    ARTICLE X

                            TERMINATION/MISCELLANEOUS

          10.1 Termination of Agreement Prior to the Closing Date. This Agreement may be terminated at any time on or prior to the Closing as follows:

               (a) By Parent. By Parent, by written notice (a "Termination Notice") to Buyer at any time after the Option Expiration Date, if (I) the Closing has not occurred on or prior to the date upon which such Termination Notice is given, and (II) there is no condition to closing set forth in Article VIII that both (x) has not been either satisfied or waived by Seller and (y) the absence of satisfaction of which has been caused solely by a breach by Seller and/or Parent of its or his obligations under this Agreement.

              (b) By Buyer. By Buyer, by written notice to Parent, at any time.

Neither Buyer, Seller nor Parent shall have any liability to any of the other of them for costs, expenses, damages (consequential or otherwise), loss of anticipated profits, or otherwise as a result of a termination pursuant to this
Section 10.1. This Article X will survive the termination of this Agreement pursuant to this Section 10.1.

          10.2 Remedies. In the event of a breach of any of Seller's or Parent's obligations under this Agreement, Buyer, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of any such obligations of Seller or Parent.

          10.3 Expenses. Except as otherwise expressly provided in this Agreement, each of Seller, Parent and Buyer shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, accounting and legal fees incurred in connection herewith; provided that (a) Buyer will reimburse Seller and Parent for all reasonable out-of-pocket expenses incurred by them in connection with the preparation, negotiation and implementation of this Agreement and all related agreements, (b) Buyer will reimburse Seller and Parent for all reasonable out-of-pocket expenses incurred by them in connection with or in preparation for the Closing (including those incurred in performing their respective obligations under

Section 6.2), and (c) Buyer will pay all filing fees associated with any filing contemplated by Section 6.2(a) or Section 6.2(d).

          10.4 Assignments; Exercise in Part. This Agreement shall not be assigned by Seller or Parent without the prior written consent of Buyer; provided that after the Closing, Seller or Parent may assign its rights pursuant to this Agreement to any other Person in connection with the dissolution, liquidation or winding up or administration of its affairs; and further provided that, whether or not any requisite consent of Buyer has been obtained, this Agreement will be binding upon all respective successors of Seller and Parent, whether by operation of law or otherwise (except that this proviso shall not apply to any transfer or disposal pursuant to a Pledge Agreement). Any attempt by Seller or Parent to assign this Agreement without first obtaining the consent of Buyer shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned in whole or in part by Buyer without the prior written consent of Seller or Parent to any Person (provided that no such assignment shall relieve the assigning Person of any of its obligations or liabilities hereunder), and Buyer will inform Seller and Parent of any such assignment. Any assignee of Buyer will be deemed to be "Buyer" for purposes of this Agreement as to the rights assigned to such assignee.

          10.5 Further Assurances. From time to time prior to, at, and after the Closing Date, each party hereto will execute all such instruments and take all such actions as another party hereto, being advised by counsel, shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof, and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered on the Closing Date, as the case may be, and any and all actions which may reasonably be necessary to complete the transactions contemplated hereby.

          10.6 Notices. All notices, demands, and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be delivered personally or sent by nationally recognized overnight delivery service, charges prepaid, or by registered or certified mail, return-receipt requested, and shall be deemed to have been given or made when personally delivered, the next business day after delivery to such overnight delivery service, three (3) days after deposited in the mail, first class postage prepaid, as the case may be, addressed as follows:

                    (a) If to Seller or Parent:

                        Mr. David Smith
                        Mission Broadcasting of Wichita Falls, Inc.
                        806 South Cassingham Road
                        Bexley, OH 43209

                        with a copy (which will not constitute
                        notice to Seller or Parent) to:

                        Arter & Hadden
                        1801 K Street, N.W.
                        Suite 400K
                        Washington, D.C.  20006-1301
                        Attention:  Howard Liberman, Esq.

or to such other address and/or with such other copies as Seller or Parent may from time to time designate by notice to Buyer given in accordance with this
Section 10.6; and

                    (b) If to Buyer:

                        Nexstar Broadcasting Group
                        200 Abington Executive Park
                        Suite 201
                        Clarks Summit, PA  18422
                        Attention: Perry A. Sook, Chief Executive Officer

                        with a copy (which will not constitute
                        notice to Buyer) to:

                        Kirkland & Ellis
                        153 East 53rd Street
                        New York, NY  10022
                        Attention: John L. Kuehn, Esq.


or to such other address and/or with such other copies as Buyer may from time to time designate by notice to Parent given in accordance with this Section 10.6.

          10.7 Captions. The captions of Articles and Sections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          10.8 Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

TEXAS, WITHOUT REFERENCES TO ITS PRINCIPLES OF CONFLICT OF LAWS, EXCEPT TO THE EXTENT THAT THE FEDERAL LAW OF THE UNITED STATES GOVERNS THE TRANSACTIONS CONTEMPLATED HEREBY.

          10.9 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the Person waiving compliance. The failure of Buyer, Seller or Parent at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by Buyer, Seller or Parent of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

          10.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, and all counterparts so executed shall constitute one (1) agreement binding on all of the parties hereto, notwithstanding that all the parties hereto are not signatory to the same counterpart.

          10.11 Entire Agreement/Amendments. This Agreement (including the Schedules hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between them relating to the subject matter hereof. No amendment or waiver of any provision of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The parties intend that this Agreement be in full compliance with all published rules, policies and orders of the FCC. If the FCC orders that the parties change any term of this Agreement, then the parties will attempt to do so, consistent with said FCC order and the overall intent of this Agreement.

          10.12  Access to Books and Records.

                 (a) Buyer shall preserve for not less than seven (7) years after the Closing Date all books and records included in the Station Assets. After such five-year period, Buyer will not destroy any books or records relating to the conduct of business of the Station prior to the Closing unless Buyer first offers to transfer such books and records to Parent, and if Buyer is requested to do so, Buyer will transfer such books or records to Parent.

                 (b) After the Closing, neither Seller nor Parent will destroy any books or records relating to the conduct of business of the Station prior to the Closing Date unless Parent first offers to transfer such books and records to Buyer, and if Parent is requested to do so, Parent transfer such books or records to Buyer.

                 (c) At the request of any other party to this Agreement, Buyer, Seller and Parent will permit each other (including such other party's officers, employees, accountants, and counsel) any access, upon reasonable prior written notice during normal business hours, to all of its property, accounts, books, contracts, records, accounts payable and receivable, records of employees, FCC logs and other information concerning the affairs or operation of the Station as such other party to this Agreement may reasonably request for any reasonable purpose, and to make extracts or copies from the foregoing at the requesting party's expense.

          10.13 Public Announcements. Prior to the Closing, no party to this Agreement shall, except by mutual agreement with all other parties to this Agreement (including agreement as to content, text and method or distribution or release), make any press release or other public announcement or disclosure concerning the transactions contemplated by this Agreement, except as may be required by any Legal Requirement (including, without limitation, filings and reports required to be made with or pursuant to the rules of the Securities and Exchange Commission); provided that, prior to making any such announcement or disclosure required by any Legal Requirement, to the extent practicable, the disclosing Person gives each other party to this Agreement prior written notice of the context, text and content of, the method of distribution or release of, and all other material facts concerning, such disclosure. After the Closing, neither Seller nor Parent will, except with Buyer's prior written consent (including agreement as to content, text and method or distribution or release), make any press release or other public announcement or disclosure concerning the transactions contemplated by this Agreement, except as may be required by any Legal Requirement (including, without limitation, filings and reports required to be made with or pursuant to the rules of the Securities and Exchange Commission); provided that, prior to making any such announcement or disclosure required by any Legal Requirement, to the extent practicable, Seller or Parent (as the case may be) gives Buyer prior written notice of the context, text and content of, the method of distribution or release of, and all other material facts concerning, such disclosure.

          10.14 Definitional Provisions.

                (a) Terms Defined in Appendix. Each capitalized term which is used and not otherwise defined in this Agreement or any Schedule to this Agreement has the meaning which is specified for such term in the Appendix which is attached to this Agreement.

                (b) Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

          10.15 Arbitration.

                (a) Generally. Buyer, Seller and Parent agree that the arbitration procedures described in this Section 10.15 will be the sole and exclusive method of resolving
                                       20
     and remedying any claim for indemnification or other remedy arising under this Agreement (collectively, "Disputes"); provided that nothing in this
     Section 10.15 will prohibit a party from instituting litigation to enforce any Final Arbitration Award. Buyer, Seller and Parent agree that, except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time (the "AAA Rules"), the arbitration procedures described in this Section 10.15 and any Final Arbitration Award will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the Commonwealth of Pennsylvania from time to time. No Person will be entitled to claim or recover punitive damages in any such proceeding.

                    (b) Notice of Arbitration. If Buyer, Seller or Parent asserts that there exists a Dispute, then such Person (the "Disputing
     Person") will give the other party involved in such Dispute a written notice setting forth the nature of the asserted Dispute. If the Persons giving and receiving such notice (the "Disputing Parties") do not resolve any such asserted Dispute prior to the tenth Business Day after such notice is given, then either Disputing Party may commence arbitration pursuant to this Section 10.15 by giving the other Disputing Party a written notice to that effect (an "Arbitration Notice"), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

                    (c) Selection of Arbitrator. The Disputing Parties will attempt to select a single arbitrator by mutual agreement. If no such arbitrator is selected prior to the twentieth Business Day after the related Arbitration Notice is given, then an arbitrator which is experienced in matters of the type which are the subject matter of the Dispute will be selected in accordance with the AAA Rules.

                    (d) Conduct of Arbitration. The arbitration will be conducted under the AAA Rules, as modified by any written agreement between the Disputing Parties. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the "Final Arbitration Award") is made or rendered as soon as practicable, and the parties will use reasonable efforts to cause a Final Arbitration Award to occur not later than the sixtieth day after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon the Disputing Parties, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of a Disputing Party or to correct manifest clerical errors.

                    (e) Enforcement. Buyer, Parent and Seller agree that a Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.

                    (f) Expenses. A prevailing party in any arbitration proceeding in connection with this Agreement shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and disbursements in addition to any damages or other remedies awarded to such prevailing party, and the non-prevailing party also will be required to pay

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


     all other costs and expenses associated with the arbitration; provided that
     (1) if an arbitrator is unable to determine that a party is a prevailing party in any such arbitration proceeding, then such costs and expenses will be equitably allocated by such arbitrator upon the basis of the outcome of such arbitration proceeding, and (2) if such arbitrator is unable to allocate such costs and expenses and expenses in such a manner, then the costs and expenses of such arbitration will be paid in equal amounts by the Disputing parties, and each Disputing Party will pay the out-of-pocket expenses incurred by it. As part of any Final Arbitration Award, the arbitrator may designate the prevailing party for purposes of this Section
     10.15. Except as provided in the preceding sentences, each party to this Agreement will bear its own costs and expenses (including legal fees and disbursements) in connection with any such proceeding or submission.

                                    * * * * *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                               MISSION BROADCASTING OF
                               WICHITA FALLS, INC.



                               By: /s/ David S. Smith
                                  --------------------------
                                  Name: David S. Smith
                                  Title: President

                                /s/ David S. Smith
                               -----------------------------
                               David S. Smith

                               NEXSTAR BROADCASTING OF
                               WICHITA FALLS, L.P.



                               By: /s/ Perry A. Sook
                                  --------------------------
                                  Name: Perry A. Sook
                                  Title: President

                                    APPENDIX

          The following capitalized terms have the following meaning when used in this Agreement and the Schedules attached to this Agreement:

          A "Business Day" means any day other than a Saturday, Sunday or other day upon which banks in Clarks Summit, Pennsylvania, are not open for business.

          "Closing Date" means the date upon which the Closing occurs.

          "Communications Act" means the Communications Act of 1934, as in effect from time to time.

          With respect to any Contract, a "Consent" means any consent or approval of any Person other than any party to this Agreement which, in accordance with the terms of such Contract, is required to be obtained in order to permit the consummation of the Sale or the Assumption.

          "Contract" means any agreement, lease, arrangement, commitment, or understanding to which Seller or Parent, with respect to the Station, is a party.

          "Equity Securities" of any Person means (i) any of such Person's capital stock, partnership, members, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

          "Existing Station Indebtedness" means (i) the principal of and interest on all Indebtedness, whether now or hereafter existing or arising, due or to become due to, or held or to be held by the lenders under or pursuant to the Amended and Restated Credit Agreement dated as of June 1, 1999, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., and the Various Banks named therein, NationsBank, N.A., as Administrative Agent, NationsBank, N.A. and Bank of America National Bank and Trust Association, as Issuing Banks, Canadian Imperial Bank of Commerce, as Syndication Agent, and Union Bank of California, N.A., as Documentation Agent, as amended, supplemented and otherwise modified from time to time, including, without limitation, all extensions, renewals, restatements, rearrangements and refundings thereof (the "Existing Credit Agreement"), and any and all other amounts payable in connection therewith or in connection with the other Loan Documents (as that term is defined in the Existing Credit Agreement), whether on account of fees, indemnities, reimbursement obligations in respect of letters of credit, costs, expenses or otherwise; and (ii) the principal of and interest on any Indebtedness, hereafter existing or arising under any amendment, restatement, supplement, renewal, extension, rearrangement and substitution, in whole or in part, of any obligation described in the preceding clause (i) or this clause
(ii).

          "FCC" means the Federal Communications Commission or any successor thereto.

          "FCC Approval Date" means the first day upon which each Required FCC Consent is effective.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as in effect from time to time.

          "Indebtedness" means, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

          "Legal Requirements" means the Communications Act, the rules, regulations and published policies of the FCC, and all other federal, state and local laws, rules, regulations, ordinances, judgments, orders and decrees.

          "Lien" means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or otherwise), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

          "Option Expiration Date" means the ninth anniversary of the date of this Agreement.

          A "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association or government or department thereof.

          A "Required FCC Consent" means any action or order by the FCC granting its consent to the consummation of a Sale pursuant to this Agreement without any condition which in the reasonable judgment of Buyer or Seller is adverse to Buyer or Seller, as the case may be, in any material respect.

          "Transaction Documents" means this Agreement and all other documents executed and delivered in connection therewith, in each case as in effect from time to time.

                                                                    Schedule 2.1

                               Cash Purchase Price

          The "Cash Purchase Price" will be an amount equal to the greater of
(a) $1.00 and (b) the aggregate amount of the Existing Station Indebtedness (as defined in this Agreement).

          In view of the manner in which the Cash Purchase Price is to be determined, and without limiting the covenants and agreements of Seller and Parent set forth in Article VI of this Agreement, without the prior written consent of Buyer or an entity under common control with Buyer, Seller will not, and Parent will not permit Seller to, increase the principal amount of any Indebtedness described in clause (i) of the definition of "Existing Station Indebtedness" set forth in this Agreement or enter into any amendment, restatement, supplement, renewal, extension, rearrangement and substitution described in clause (ii) of such definition that increases the principal amount of the Existing Station Indebtedness.

                                       27